CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-3836, 33-81706, 33-62645, 333-69089, 333-35118, 333-69081 and 333-69690 on Form S-8 of our reports dated April 16, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of REX Stores Corporation and subsidiaries (the “Company”) (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109,” on February 1, 2007), and the effectiveness of internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

April 16, 2009